August 13, 1998


CAS Medical Systems, Inc.
21 Business Park Drive
Branford, CT  06405

Ladies and Gentlemen:

   We refer to Amendment No. 1 to the Registration Statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by CAS Medical Systems, Inc. (the "Company"), relating to 1,960,000 shares of the company's Common Stock, $.004 par value per share (the "Shares"), to be issued upon exercise of cetain options and warrants.

   As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Sttement, when issued and paid for upon exercise of the options or warrants in accordance with the terms thereof, will be, when so issued and paid for, duly authorized, legally issued, fully paid, and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Sttement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provision of the Act.

Very truly yours,



/s/ /Wiggin & Dana
Wiggin & Dana